Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) entered into on October 16, 2020 (the “Effective Date”) is made by and between Rackspace Technology, Inc., a Delaware corporation (together with its successors and assigns, the “Company”) and Amar Maletira (“Employee”).

Whereas Company desires to employ Employee upon the terms set forth in this Agreement and Employee desires to accept such employment on such terms;

Now in consideration of the foregoing and for other good and valuable consideration and intending to be legally bound as of the “Effective Date,” Company and Employee agree as follows:

1.	TERM OF EMPLOYMENT

The term of employment under this Agreement commences on November 23, 2020 (“Start Date”) and ends on November 23, 2023 (the “Employment Period”), unless earlier terminated as provided in Section 7 below; however, if not earlier terminated under Section 7, the Employment Period will thereafter be automatically extended for successive one year periods on the last day of the Employment Period unless either the Company or Employee gives written notice of non-renewal to the other party no later than ninety (90) days prior to the expiration of the then-applicable Employment Period. The term “Employment Period” shall refer to the Employment Period if and as so extended.

2.	TITLE AND EXCLUSIVE SERVICES

(a)

Title and Duties. During the Employment Period, Employee shall serve as the Company’s President and Chief Financial Officer and Employee will perform job duties and have responsibilities and authorities that are usual and customary for these positions. If Employee is appointed to any other position during the Employment Period, this section shall be deemed to be amended to add the new position. In any position that Employee holds with the Company or any of its subsidiaries or affiliates, Employee shall report solely and directly to the Company’s Chief Executive Officer.

(b)

Exclusive Services. Employee shall not be employed or render services elsewhere during the Employment Period. Notwithstanding the foregoing provision of this Section, during the Employment Period, Employee may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations), or activities related to corporate board or advisory board positions for non-competitive companies, subject to the CEO approval, and to the management of the Employee’s personal investments, to the extent such activities do not interfere in a material way with the business of the Company. The Company has approved the advisory board position listed on Exhibit A attached hereto.

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3.	COMPENSATION AND BENEFITS

(a)

Base Salary. During the Employment Period, Employee shall be paid an annual base salary of $750,000 (“Annual Base Salary”), which shall be paid in accordance with customary payroll practices (but in all events no less frequently than semi-monthly) and shall be eligible for increases in Annual Base Salary consistent with Company’s ordinary compensation cycles and process for similarly-situated executives (“Peer Executives”). After any such increase, “Annual Base Salary” for purposes of this Agreement shall mean such increased amount.

(b)

Annual Corporate Bonus. With respect to each calendar year that ends during the Employment Period, Employee shall be eligible to receive an annual cash bonus (the “Annual Bonus”), with a target Annual Bonus amount equal to 100% of Annual Base Salary (“Target Bonus”), with a maximum potential amount of 200% of Annual Base Salary, and with the actual bonus determined pursuant to the Rackspace Corporate Cash Bonus Plan (or any successor plan) and as approved by the Company’s board of directors (the “Board”) or Compensation Committee of the Board (“Compensation Committee”). Employee’s Annual Bonus for the 2020 calendar year will be pro rata based on actual Annual Base Salary paid to Employee during 2020. Each such Annual Bonus shall be payable on such date as is determined by the Board or the Compensation Committee, but in any event within the period required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and its implementing regulations (“Section 409A”) such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations (or any successor thereto). Notwithstanding the foregoing, no Annual Bonus shall be payable with respect to any calendar year (except as provided in Section 8 below) unless Employee remains continuously employed with Company through the payment date.

(c)

Signing Bonus. Employee will be paid a Signing Bonus of $1,000,000 within thirty (30) days from the Start Date (but in all events by December 31, 2020); provided that he shall be required to repay to the Company $500,000 of this Signing Bonus within thirty (30) days following the date of termination of his employment if either (i) his employment is terminated for Cause by the Company, or (ii) he resigns his employment without Good Reason, in each case, prior to the 6 month anniversary of the Start Date. Except as expressly provided in this Section 3(c), any other compensation payable to Employee under this Agreement shall not be subject to clawback or any other requirement on the part of Employee to repay such compensation to the Company or any of its subsidiaries or affiliates except as otherwise required by law.

(d)

Recruiting Grant Equity Award. In consideration for signing this Agreement, on the Start Date, the Company will grant Employee a one-time recruiting grant of restricted stock units (“RSUs”) of the Company’s common stock, par value $.01 per share (“Common Stock”). The number of RSUs granted to Employee shall be determined by dividing $15,000,000 by a 60-trading day volume weighted average price of the Company’s NASDAQ-traded Common Stock (and, to the extent that there is no such 60-trading day average, the volume weighted average price since the initial public offering date) (“Sign-

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On RSU Grant”). Subject to Section 8(f)(3) below, the RSUs shall vest as follows: one-sixth will vest on the 6 month anniversary of the grant date, one-third will vest on the 12 month anniversary of the grant date, one-quarter will vest on the 24 month anniversary of the grant date, and one-quarter will vest on the 36 month anniversary of the grant date, in each case, except as otherwise set forth in Section 8(f)(3) below, subject to Employee’s continued employment through the applicable vesting date. This grant will be issued pursuant and subject to the Rackspace Technology, Inc. 2020 Equity Incentive Plan (or any successor plan) (“Equity Plan”) and an award agreement in the form of attached hereto as Exhibit B (“Grant Agreement”). Employee will be entitled to dividend equivalents if and to the extent granted to Peer Executives on both vested and unvested RSUs granted pursuant to this Sign-on RSU Grant.

(e)

Annual Equity Awards. Following the Start Date and for each calendar year of the Employment Period thereafter, Employee will be eligible to receive equity awards on the same basis and terms (including value of the award, form and mix of awards, vesting and forfeiture terms and date on which such awards are granted) no less favorable to him than those applicable to any Peer Executive (other than the Chief Executive Officer or for one-off grants) subject to Employee’s continued employment through the applicable date of grant. In January or February 2021 (but in all events no later than when the Company provides annual equity grants to Peer Executives for such calendar year), the Company will grant to Employee RSUs having a grant date value of a minimum of $4,500,000. In addition, the Company will recommend to the Compensation Committee that Employee be granted an equity award having a grant date value of a minimum of $5,000,000 in both the year 2022 and 2023, the value of which will be granted at least 80% in RSUs and the remainder in performance-based restricted stock units (“PSUs”) if PSUs are also granted to Peer Executives for such year and 100% in RSUs if PSUs are not granted to Peer Executives for the applicable year. The number of RSUs and, if applicable, PSUs granted to Employee for each of the grants in 2021, 2022 and 2023 will be determined by dividing the grant amount by a 30-trading day volume weighted average price of the Company’s NASDAQ-traded Common Stock. Except as otherwise provided in Section 8(f)(3) below, the RSUs and, if applicable, the PSUs will vest according to the terms of the Equity Plan and grant agreements applicable to Peer Executives; provided that Employee’s rights under any applicable grant agreement may not be materially impaired (other than an impairment that is or that would likely be the result of Company’s lawful compliance with the terms of this Agreement) without his written consent, which consent will not be unreasonably withheld, conditioned or delayed. The Compensation Committee has ultimate authority over the recommended awards and would have to issue final approval before they would be granted. With respect to any granted RSU awards, Employee will be entitled to dividend equivalents on both vested and unvested RSUs if and to the extent granted to Peer Executives.

(f)	PTO. Employee is eligible for PTO (paid time off) of no less than 4 weeks per calendar year subject to the Company’s policies.

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(g)

Employment Benefit Plans. During the Employment Period, Employee may participate in employee benefit plans in which Peer Executives may participate, according to the terms of applicable policies and as stated in the Employee Handbook. Employee acknowledges receipt of the Employee Handbook available on the intercompany website and will review and abide by its terms.

(h)

Expenses and Potential Relocation. During the Employment Period, the Company will reimburse Employee for pre-approved travel and business expenses pursuant to Company policy and also agrees to pay directly to Employee’s counsel the fees incurred by Employee in connection with the review and negotiation of this Agreement, capped at $5,000. Employee’s place of employment shall be in or within reasonable commuting distance to Cupertino, California. Although Employee is not required to relocate, Employee acknowledges and agrees that Employee may be required to spend a significant amount of time in San Antonio, Texas as reasonably requested by the Company. If Employee elects to relocate to the Company’s headquarters during employment, Employee will be offered a standard executive relocation package (which will include a reimbursement for taxes, such that, after taking into account all applicable taxes, Employee is not out-of-pocket for any relocation expenses or reimbursements (but without regard to any lump sum payment for discretionary incidentals), with such reimbursement for taxes to be paid to Employee at the time Employee is required pay any taxes due on such reimbursement to the appropriate tax authorities but in all events no later than the date required by Section 1.409A-3(i)(v) of the Department of Treasury Regulations).

4.	NONDISCLOSURE OF CONFIDENTIAL INFORMATION

(a)

Company has provided and will continue to provide to Employee confidential information and trade secrets including but not limited to Company’s operational, sales, marketing, personally identifiable information about employees, employee contact information and/or materials used for training and or/employee development, and engineering information, customer lists, business contracts, partner agreements, pricing and strategy information, product and cost or pricing data, compensation information, strategic business plans, budgets, financial statements, and other information Company treats as confidential or proprietary (collectively the “Confidential Information”). This section is not intended to limit Employee’s rights to discuss Employee’s compensation or other terms and conditions of employment as allowed by law and “Confidential Information” does not include information which is known to the general public or within the relevant trade or industry through no breach of Employee of this Section 4. Employee will not be liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or that is made in a document filed in a lawsuit so long as it is filed under seal. Employee acknowledges that such Confidential Information is proprietary and agrees not to disclose it to anyone outside Company except to the extent that (i) it is necessary in connection with performing Employee’s duties; (ii) Employee is required by court order to disclose the Confidential Information, provided that, unless prohibited by law or regulation, Employee shall promptly inform Company, shall cooperate, at Company’s sole expense, with the Company to obtain a protective order or otherwise restrict disclosure, and shall use reasonable best efforts to only disclose Confidential Information to the

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minimum extent necessary to comply with the court order. In addition, Employee may disclose Confidential Information to the extent required by law or by any governmental or regulatory or self-regulatory agency with actual or apparent authority to require Employee to disclose such information and to the extent necessary in connection with any dispute between the Company and Employee regarding this Agreement, any equity grant agreement (including the Grant Agreement or any grant agreement issued in connection with the grants under Section 3(e) above), the Indemnification Agreement (as defined below) or any other written agreement between the Company (or any of its subsidiaries or affiliates) and Employee. Employee agrees to never use Confidential Information in competing, directly or indirectly, with Company. When employment ends, Employee will immediately return all Confidential Information to the Company; provided Employee shall be permitted to retain, this Agreement, all agreements and plans governing his compensation and/or equity awards, the Indemnification Agreement, and any information or documents he reasonably believes is necessary to prepare his tax returns.

(b)	The terms of this Section 4 shall survive the expiration or termination of this Agreement for any reason.

5.	NON-HIRE OF COMPANY EMPLOYEES

(a)

To further preserve the Confidential Information, during employment and for six (6) months after employment ends, Employee will not, directly or indirectly, (i) hire or engage any current employee of the Company with whom he worked directly; (ii) solicit or encourage any employee with whom he worked directly to terminate employment or services with the Company; or (iii) solicit or encourage any employee with whom he worked directly to accept employment with or provide services to Employee or any business associated with Employee. For the avoidance of doubt, this prohibition will not prevent any employer or entity to whom Employee is providing services from soliciting or hiring such employees as long as Employee is not involved, directly or indirectly, in such solicitation and/or hiring.

(b)	The terms of this Section 5 shall survive the expiration or termination of this Agreement for any reason.

6.	NON-SOLICITATION OF CUSTOMERS AND SUPPLIERS

(a)

To further preserve the Confidential Information, for eighteen (18) months after employment ends, Employee agrees not to directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, recruit or otherwise solicit or induce any customer or supplier of the Company with whom Employee had direct contact, (i) to terminate its business arrangement with the Company, or (ii) otherwise change its relationship with the Company or establish any relationship with Employee or any of Employee’s affiliates, in each case, for any business purpose deemed competitive with the business of the Company. For the avoidance of doubt, this prohibition will not prevent any employer or entity to whom Employee is providing services from soliciting any customer or supplier of the Company to do business with it as long as Employee is not involved, directly or indirectly, in such solicitation.

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(b)	The terms of this Section 6 shall survive the expiration or termination of this Agreement for any reason.

(c)

Except as otherwise expressly set forth in Sections 4, 5, or 6 of this Agreement, following termination of Employee’s employment there are no other restrictions on his activities and if there is a conflict between any provision of this Agreement and the provision of any Company (or its subsidiary’s or affiliate’s) plan, policy or other written agreement, the provisions of this Agreement shall govern.

7.	TERMINATION

Employee’s employment may be terminated prior to the end of the Employment Period only by mutual written agreement or:

(a)	Death. The date of Employee’s death shall be the termination date.

(b)

Disability. Company may terminate this Agreement and Employee’s employment if Employee becomes covered for long term disability benefits under any long term disability plan maintained by the Company or its subsidiaries in which Employee participates (“Disability”).

(c)

Termination By Employee For Good Reason. Employee may terminate Employee’s employment at any time for “Good Reason,” if any of the following actions are taken without his express written consent: (i) a material reduction in Employee’s duties, responsibilities or authority, including, without limitation, removal of Employee from the position of President, Chief Financial Officer or any other position to which he has been appointed; (ii) a reduction in Employee’s Annual Base Salary or Target Bonus, (iii) any material breach by the Company or its subsidiaries of any term of provision of this Agreement or any other written agreement to which Employee is a party, including the Grant Agreement or any grant agreement entered into in connection with the grants made pursuant to Section 3(e) above, (iv) Employee being required to work solely or substantially at a location more than 50 miles from a location where Employee has been permitted to work as of the date of beginning employment, (v) any requirement that the Employee report to someone other than the Chief Executive Officer of the Company, or (vi) the failure of a successor to all or substantially all of the assets of the Company to assume this Agreement either contractually or as a matter of law as of the date of such transaction; provided that any such event shall not constitute Good Reason unless and until the Employee shall have provided the Company with written notice thereof no later than forty five (45) days following the initial occurrence of such event (or if later, the date Employee learns of it) and, except in the case of clause (vi), the Company shall have failed to fully remedy such event within forty five (45) days of receipt of such notice, and the Employee shall have terminated Employee’s employment with the Company within thirty (30) days following the expiration of such remedial period (or in the case of clause (vi), within thirty (30) days following delivery of the notice that Employee has Good Reason to resign).

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(d)

Termination by Employee Without Good Reason. Employee may resign his employment without Good Reason any time (i) upon sixty (60) days’ advance written notice to the Company if such notice is prior to the first anniversary of the Start Date and (ii) upon forty-five (45) days’ advance written notice if such notice is given on or following the first anniversary of the Start Date. Employee’s termination of his employment in accordance with this Section 7(d) shall not be deemed to be a breach of this Agreement.

(e)

Termination By Company. Company may terminate Employee’s employment with or without Cause and determine the termination date (which in all events cannot be any earlier than the date the termination notice is effectively given). “Cause” shall have the meaning ascribed to such term in the Equity Plan as in effect on the Effective Date (provided the last sentence of such definition shall not be applicable to Employee). Any act or omission of Employee will not be the basis of a Cause termination to the extent that Employee (i) has relied on the advice or followed the instructions of any counsel (internal or external) for the Company (or any of its subsidiaries or affiliates), any accounting firm providing services to the Company (or any of its subsidiaries or affiliates) or any outside firm providing advice to the Company (or any of its subsidiaries or affiliates), (ii) has followed the instructions or directions of the Company’s Chief Executive Officer and following such instructions or directions was not a violation of applicable law or Employee’s duties to the Company, or (iii) had a reasonable and good faith belief that such act or omission was in (or not opposed to) the best interests of the Company (or its subsidiaries or affiliates, as applicable) and not a violation of applicable law or his duties to the Company.

(f)

Notice of Non-Renewal. Upon a timely notice of non-renewal of the Employment Period by either party under Section 1 above, Employee’s employment shall terminate on the last day of the Employment Period. If the Company provides such notice of non-renewal of the Employment Period, the termination of employment at the end of the Employment Period shall be deemed to be a termination without Cause for purposes of this Agreement and any other written agreement to which Employee is a party or with respect to any Company (or subsidiary or affiliate) plan or policy.

8.	COMPENSATION UPON TERMINATION AND/OR CHANGE IN CONTROL

(a)

Subject to Section 16 below, upon termination of Employee’s employment for any reason, Employee (or his estate) shall be entitled to receive: (i) any amount of Employee’s Annual Base Salary earned through the date of termination but not yet paid and any expenses or reimbursements owed to Employee (or on his behalf) under Section 3(h), (ii) except for a resignation by Employee without Good Reason or a Cause termination, any unpaid Annual Bonus for any performance year which has been completed on or prior to the termination date, paid in accordance with Section 3(b) above, (iii) Employee’s rights with respect to any equity and/or long-term incentive awards, which have vested as of the date of termination, and (iv) any amount or entitlement arising from Employee’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3(f) and 3(g) above (other than severance plans, programs, or arrangements), which amounts or entitlements shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements, including, where applicable, any death and disability benefits (the “Accrued Obligations”).

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(b)

Death. Subject to Section 16 below, the Company shall pay to Employee’s estate, (i) within thirty (30) days the Accrued Obligations (except for clause (iv) of such definition which are payable as set forth in such clause), and (ii) a lump sum payment payable on the 60th day following the termination day, less ordinary payroll deductions, of the amount equal to (A) six (6) months of the applicable premium cost for continued Company group health coverage for Employee’s dependent survivors (“Family Members”) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), based on Employee’s elections with respect to health coverage for Family Members in effect as of immediately prior to Employee’s termination (which amount will be based on the premium for the first month of COBRA coverage), regardless of whether COBRA continuation is elected, and (B) a pro rata Target Bonus based on the number of days Employee was employed during the calendar year.

(c)

Disability. If the Company terminates Employee’s employment in accordance with Section 7(b), subject to Section 16 below, the Company shall pay to Employee (or his legal representative, if applicable), (i) within thirty (30) days the Accrued Obligations (except for clause (iv) of such definition which are payable as set forth in such clause), and (ii) a lump sum payment payable on the 60th day following the termination date, less ordinary payroll deductions, of the amount equal to (A) six (6) months of the applicable premium cost for continued Company group health coverage for Employee and Employee’s Family Members pursuant to COBRA, based on Employee’s elections with respect to health coverage for himself and Family Members in effect as of immediately prior to Employee’s termination (which amount will be based on the premium for the first month of COBRA coverage), regardless of whether COBRA continuation is elected, and (B) a pro rata Target Bonus based on the number of days Employee was employed during the calendar year.

(d)

Termination By Company For Cause or by Employee without Good Reason: If the Company terminates Employee’s employment for Cause or Employee resigns his employment without Good Reason in accordance with Section 7(d) above, the Company shall, within thirty (30) days, pay to Employee, the Accrued Obligations.

(e)

Non-Renewal By Employee. If Employee gives notice of non-renewal under Section 1, the Company shall determine the termination date and shall, within thirty (30) days, pay to Employee, the Accrued Obligations (except for clause (iv) of such definition which are payable as set forth in such clause). If the termination date is before the end of the then current Employment Period, and if Employee signs on or prior to the 50th day following such termination date and does not revoke within the 7-day revocation a Severance Agreement and General Release of Claims (as defined and more fully described below in Section 8(f)(5)), then, subject to Section 16, Company will, in periodic payments in accordance with ordinary payroll practices and deductions, pay Employee an amount equal to Employee’s pro-rata base salary through the end of the then current Employment Period; provided that any payments which qualify as deferred compensation under Section 409A of the Code and which are payable prior to the 60th day following the “separation from service” date (for purposes of Section 409A and as more fully described in Section 16 below) shall be paid on the 60th day following such “separation from service” date.

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(f)	Termination With Severance and/or Change in Control.

(1)

Termination By Company Without Cause, Non-Renewal by Company, or Termination by Employee for Good Reason - Severance: If Company terminates Employee’s employment without Cause and not by reason of death or Disability, if the Company provides a notice of non-renewal of the Employment Period under Section 1, or if Employee terminates his employment for Good Reason, Company will pay, within thirty (30) days, the Accrued Obligations (except for clause (iv) of such definition which are payable as set forth in such clause). In addition, for such terminations, if Employee signs on or prior to the 50th day following such termination date and does not revoke within the 7-day revocation period a Severance Agreement and General Release of Claims (as defined and more fully described in Section 8(f)(5) below), subject to Section 16 below, Company will pay Employee: (i) in periodic payments in accordance with ordinary payroll practices and deductions as set forth in Section 3(a) above over the 18 month period following the date of termination, an amount equal to 1.5 times the sum of (x) Annual Base Salary, plus (y) a 150% of Target Bonus, provided that any payments which qualify as deferred compensation under Section 409A of the Code and which are payable prior to the 60th day following the “separation from service” date (for purposes of Section 409A and as more fully described in Section 16 below) shall be paid on the 60th day following such “separation from service” date, (ii) a pro rata Annual Bonus, which represents the unpaid pro-rata portion of the actual annual performance bonus that Employee would otherwise be entitled to receive based on the actual level of achievement of the applicable performance objectives (but assuming that all personal and/or subjective performance goals are earned at 100%) for the fiscal year in which Employee’s termination occurs, to be paid in a lump sum at the same time bonuses are paid to Peer Executives and in all events in accordance with Section 3(b) above and (iii) a lump sum payment on the 60th day following the termination date equal to eighteen (18) months of the applicable premium cost for continued Company group health coverage for Employee and his Family Members pursuant to COBRA based Employee’s elections with respect to health coverage for Employee and his Family Members in effect as of immediately prior to Employee’s termination (which amount will be based on the premium for the first month of COBRA coverage), regardless of whether COBRA continuation is elected. If the Company should fail to hire Employee as of the Start Date for reasons other than what would have permitted it to terminate his employment for Cause (as defined above), then the Company will pay Employee a cash amount equal to the value of the Signing Bonus and the Sign-On RSU Grant on the 60th day following (i) the date the Company notifies Employee it is no longer going to hire him or (ii) if later, the Start Date, as a sole remedy provided Employee signs on or prior to the 50th day following such date and does not revoke within the applicable 7-day revocation period the Severance Agreement and General Release of Claims (as defined and more fully described in Section 8(f)(5) below).

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(2)

Severance/Change in Control: If there is a Change in Control (as defined in the Equity Plan) and within ninety (90) days before and on or twelve (12) months following the date of the Change in Control Employee is terminated by Company without Cause and not by reason of death or Disability, Employee terminates employment for Good Reason, or the Company provides a notice of non-renewal of the Employment Period under Section 1, the Company will pay, within thirty (30) days, the Accrued Obligations (except for clause (iv) of such definition which are payable as set forth in such clause). In addition, for such a termination, if Employee signs on or prior to the 50th day following such termination date and does not revoke within the applicable 7-day revocation period the Severance Agreement and General Release of Claims (as defined and more fully described in Section 8(f)(5) below), in lieu of the severance payments outlined in Section 8(f)(1), subject to Section 16 below, the Company will pay Employee: (i) cash severance equal to forty-eight (48) months of Annual Base Salary, payable (x) if such termination date is prior to the Change in Control, or such termination date occurs on or after a Change in Control but the Change in Control does not qualify as a “change in control event” within the meaning of Section 409A, in periodic payments in accordance with ordinary payroll practices and deductions as set forth in Section 3(a) above over the 18 month period following the date of termination, provided that any payments which qualify as deferred compensation under Section 409A of the Code and which are payable prior to the 60th day following the “separation from service” date shall be paid on the 60th day following such “separation from service” date and (y) if such termination date is on or after a Change in Control which qualifies as a “change in control event” within the meaning of Section 409A, in a lump sum on the 60th day following the termination date, (ii) a pro rata Annual Bonus, which represents the unpaid pro-rata portion of the actual annual performance bonus that Employee would otherwise be entitled to receive based on the actual level of achievement of the applicable performance objectives (but assuming that all personal and/or subjective performance goals are earned at 100%) for the fiscal year in which Employee’s termination occurs, to be paid in a lump sum at the same time bonuses are paid to Peer Executives and in all events in accordance with Section 3(b) above, and (iii) a lump sum payment on the 60th day following the termination date equal to eighteen (18) months of the applicable premium cost for continued Company group health coverage for Employee and his Family Members pursuant to the COBRA, based on Employee’s elections with respect to health coverage for Employee and his Family Members in effect as of immediately prior to Employee’s termination (which amount will be based on the premium for the first month of COBRA coverage) regardless of whether COBRA continuation is elected.

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(3)

Accelerated Vesting of Granted Equity: Notwithstanding the terms of the Equity Plan and/or the Grant Agreement or any other grant agreement or written agreement governing any equity award, including, without limitation, a RSU and/or PSU grant, Company agrees that any granted, outstanding equity that has not yet vested shall immediately accelerate and vest and be non-forfeitable and, if vesting is based on performance metrics, such equity will vest as if target performance were achieved, on the earlier of (i) the effective date of a Change in Control, or (ii) the effective date of a termination by Company on account of death or Disability, termination by Company without Cause, termination by Employee for Good Reason, or termination by the Company on account of its providing a notice of non-renewal of the Employment Period as set forth in Section 7(f) above; and will be delivered within 70 days of such vesting date unless the applicable grant agreement or Equity Plan provides for an earlier delivery date, in each case, other than clause (i), subject to Employee signing on or prior to the 50th day following such termination date and not revoking within the applicable 7-day revocation period, the Severance Agreement and General Release of Claims (as defined in Section 8(f)(5) below). In addition, simultaneous with or as soon as practicable after the acceleration of any such equity pursuant to clause (i) of the preceding sentence (but in all events no later than thirty (30) days following the Change in Control), the Company (or its successor) will make a payment to Employee equal to 50% of the amount of income and payroll (e.g., FICA) taxes Employee owes (assuming the highest applicable rates) on the vesting and delivery of such shares by reason of such acceleration.

(4)

Breach of Agreement; Commencement of Subsequent Employment with a Competitor within One Year; Re-hire: If Employee (i) materially breaches Section 4 or breaches Sections 5 or 6 of this Agreement, the Company shall provide Employee with written notice of the event or events giving rise to such breach and if Employee fails to cure such breach within twenty (20) days after receipt of written notice from the Company describing such breach or such breach is not curable, (ii) provides services as an employee, independent contractor, officer, owner (i.e., through active management), direct consultant to a Competitor (as defined below) prior to the first anniversary of the date Employee’s employment is terminated, or (iii) is rehired by Company with Employee’s express consent, in case of clauses (i) and (iii), during any period during which Employee is entitled to receive payments pursuant to Section 8(e), 8(f)(1) or 8(f)(2) (other than the Accrued Obligations), and in case of clause (ii) the one year period prior to the first anniversary of Employee’s termination date), the payments pursuant to Section 8(e), 8(f)(1) or 8(f)(2) (other than the Accrued Obligations) shall cease immediately. The foregoing shall not affect Company’s right to enforce the provisions of this Agreement by injunctive relief or otherwise. Employee agrees to immediately notify the Company upon the occurrence of any event specified in clause (ii) of the first sentence of this paragraph. For purposes of this Section 8(f)(4), “Competitor” shall mean any business anywhere in the world that sells hosting and information technology services substantially similar to those services provided by the Company, namely (i) provisioning, hosting, management, monitoring, supporting, or maintenance of applications, computer servers (whether dedicated, shared or virtual) and network connectivity in a datacenter for remote use via the Internet, (ii) hosted email, storage, collaboration, compute, virtual networking and similar services, and (iii) all similar related services.

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(5)

Severance Agreement and General Release of Claims. The Severance Agreement and General Release of Claims required under this Section 8 shall be provided to Employee by the Company no later than ten (10) days following his termination date and shall comply with the following terms: (i) it shall not require Employee to waive any rights he has to the Accrued Obligations, his severance rights under the applicable section of this Section 8 and/or his rights to be indemnified and/or advancement expenses under applicable law or under his Indemnification Agreement attached hereto as Exhibit C or his rights to be covered under directors’ and officers’ liability insurance policies as set forth in Section 19 below; and (ii) it will only contain the following additional terms unrelated to a general release of claims: (w) the limitations set forth in Section 8(f)(4) and the restrictive covenants consistent with Sections 4, 5 and 6 of this Agreement, (x) a cooperation provision consistent with Section 13 below, (y) a requirement to return Company property and Confidential Information consistent with Section 4 above and (z) a mutual non-disparagement provision (with Employee’s non-disparagement obligations only extending to the Company and its related entities and their officers, directors and employees and the Company’s non-disparagement obligations being limited to press release and official Company internal or external announcements and/or emails and the executive leadership team), with standard carveouts for any party to make truthful statements to the extent necessary as required by law or by any government or regulatory or self-regulatory agency or body with actual or apparent authority to require such party to make such disclosure or to the extent necessary in connection with any claim or suit which is the subject to a motion for injunctive relief or arbitration.

9.	OWNERSHIP OF MATERIALS

Employee agrees that all inventions, improvements, discoveries, designs, technology, and works of authorship (including but not limited to computer software) made, created, conceived, or reduced to practice by Employee, whether alone or in cooperation with others, during employment with the Company, together with all patent, trademark, copyright, trade secret, and other intellectual property rights related to any of the foregoing throughout the world, are among other things works made for hire and belong exclusively to the Company, and Employee hereby assigns all such rights to the Company. Employee agrees, at the Company’s sole cost and expense and as may be reasonably requested by the Company, to execute any documents, testify in any legal proceedings, and do all things reasonably necessary or desirable to secure Company’s rights to the foregoing, including without limitation executing inventors’ declarations and assignment forms.

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10.	PARTIES BENEFITED; ASSIGNMENTS

This Agreement shall be binding upon Employee, Employee’s heirs and Employee’s personal representative or representatives, and upon Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or by the laws of descent and distribution. The Company may assign its rights and obligation under this Agreement only to any successor to all or substantially all the assets of the Company, by merger or otherwise; provided such successor agrees to expressly assume this Agreement and perform the Company’s obligations hereunder. If Employee should die while any payment, benefit or entitlement is due to him hereunder, such payment, benefit or entitlement shall be paid to his spouse (or if she is not alive, to his estate).

11.	GOVERNING LAW

This Agreement is intended to qualify as a “top hat plan” under the Employee Retirement Income Security Act of 1974, as amended, and as such shall be governed by federal law. To the extent not preempted by federal law, this Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States; provided that Sections 4, 5, 6 and 8(f)(4) shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Texas, without reference to the principles of conflicts of law of Texas or any other jurisdiction. Each of the Company and Employee (on behalf of itself and its affiliates), following representation and advice of counsel, expressly consents to the personal jurisdiction of the Delaware state and federal courts for any lawsuit relating to this Agreement (other than Sections 4, 5, 6 and 8(f)(4) of this Agreement and expressly consents to the personal jurisdiction of the Texas state and federal courts for any lawsuit relating to Sections 4, 5, 6 and 8(f)(4) of this Agreement, waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to such personal jurisdiction or service of process, and waives any objection to jurisdiction based on improper venue or improper jurisdiction.

Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action, or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit, or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section.

Employee acknowledges that he is represented by counsel in connection with Employee’s review and agreement to all terms and conditions of this Agreement.

Employee acknowledges and agrees that this Agreement has been negotiated by the parties.

12.	DEFINITION OF COMPANY

The definition of “Company” for purposes of Section 4, 5, 6 and 9 shall mean Rackspace Technology, Inc., Rackspace US, Inc., and their present and future divisions, operating companies, subsidiaries, affiliates (other than any shareholder) and successors. Notwithstanding anything herein to the contrary, the Company may cause all cash payment or reimbursement obligations hereunder to be satisfied by a subsidiary of the Company.

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13.	LITIGATION AND REGULATORY COOPERATION

During the Employment Period and for three (3) years thereafter, subject to his business and personal commitments, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other similar actions which relate to events or occurrences during employment and of which he has knowledge, unless such cooperation would be adverse to his legal interests. Employee agrees, unless precluded by law, to promptly inform the Company if Employee is asked to participate (or otherwise become involved) in any such claim, investigation or action. Employee’s cooperation shall include being available to prepare for discovery or trial and to act as a witness. Company will pay an hourly rate (based on base salary as of the last day of employment) for cooperation (other than as a witness at a court or arbitration proceeding, in which case no hourly rate will be paid) that occurs after employment, and reimburse for reasonable expenses, including travel expenses and reasonable attorneys’ fees and costs. Employee shall also remain entitled to any rights he has to be indemnified, advanced expenses and/or covered under any applicable directors’ and officers’ liability insurance policies.

14.	DISPUTE RESOLUTION

(a)

Injunctive Relief: Employee agrees that irreparable damages to Company may result from Employee’s breach of this Agreement. A breach or threat of breach of this Agreement shall give the non-breaching party the right to seek a temporary restraining order and a preliminary or permanent injunction enjoining the breaching party from violating this Agreement in order to prevent immediate and irreparable harm. Each party shall be responsible and/or liable only for its or his own legal fees and other costs and expenses of litigation or threatening to bring a claim. Pursuit of equitable relief under this Agreement shall have no effect regarding the continued enforceability of the Arbitration Section below. Remedies for breach under this Section are cumulative and not exclusive; the parties may elect to pursue any remedies available under this Agreement.

(b)

Arbitration: The parties agree that any dispute or claim, that could be brought in court including discrimination or retaliation claims, relating to this Agreement or arising out of Employee’s employment or termination of employment, shall be submitted to binding arbitration, except claims regarding: (i) workers’ compensation benefits; (ii) unemployment benefits; (iii) Company’s employee welfare benefit plans, if the plan contains a final and binding appeal procedure for the resolution of disputes under the plan; (iv) wage and hour disputes within the jurisdiction of any state Labor Commissioner; and (v) issues that could be brought before the National Labor Relations Board or covered by the National Labor Relations Act. This Agreement is not intended to prohibit the Employee from filing a claim or communicating with any governmental agency including the Equal Employment Opportunity Commission, the National Labor Relations Board or the Department of Labor. The arbitration shall be conducted in San Antonio, Texas. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless agreed to in writing, the arbitration shall be conducted by one arbitrator from AAA or a

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comparable arbitration service, and who is selected pursuant to the National Rules for Resolution of Employment Disputes of the AAA, or other rules as the parties may agree to in writing. Any claims received after the applicable statute of limitations period shall be deemed null and void. The parties further agree that by entering into this Agreement, the right to participate in a class or collective action is waived. CLAIMS MAY BE ASSERTED AGAINST THE OTHER PARTY ONLY IN AN INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. Further, unless the parties agree otherwise, the arbitrator may not consolidate more than one person’s claims and may not otherwise preside over any form of a representative, collective or class proceeding. The arbitrator shall issue a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, or to enforce or vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury, unless state law requires otherwise. Company will pay the actual fee for the arbitrator and the claimant’s filing fee; unless otherwise provided by law and awarded by the arbitrator, each party will pay their own attorneys’ fees and other expenses.

15.	REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

Unless and until the Company makes this Agreement publicly available, Employee shall keep all terms of this Agreement confidential, except as may be disclosed to Employee’s spouse, accountants or attorneys, each of whom shall agree to keep all terms of this Agreement confidential. Employee represents that Employee is under no contractual or other restriction inconsistent with the execution of this Agreement, or the performance of Employee’s duties hereunder. Employee authorizes the Company for eighteen (18) months following his termination date to inform any prospective employer of the existence and terms of this Agreement without liability for interference with Employee’s prospective employment.

16.	SECTION 409A COMPLIANCE

(a)

General. The parties hereto acknowledge and agree that, to the extent applicable, the payments, benefits and/or entitlements under this Agreement are intended to either comply with or be exempt from the provisions of Section 409A such that Employee is not subject to tax, interest or penalties under Section 409A. This Agreement shall be interpreted in accordance with such intent. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to Employee under Section 409A, the Company and the Employee shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the

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Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section does not create an obligation on the part of the Company to modify this Agreement or any other arrangement or plan and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Employee with respect to any payments under this Agreement as a result of Section 409A or any damages for failing to comply with Section 409A.

(b)

Separation from Service under Section 409A and Other Provisions. Notwithstanding any provision to the contrary in this Agreement: (i) if and to the extent that any payment or benefit under this Agreement constitutes “non-qualified deferred compensation” subject to Section 409A or is intended to be exempt from Section 409A and, in either case, is payable to Employee upon a termination of employment, such payment or benefit shall be made or provided to Employee only upon a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (and using the default presumptions thereunder) and each reference to “termination date,” “date of termination,” “termination of employment,” or such similar term shall be interpreted to mean a “separation from service”; (ii) if Employee is deemed at the time of Employee’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and any payment, compensation or other benefit provided to Employee in connection with his termination of employment is determined in whole or part, to constitute “non-qualified deferred compensation” within the meaning of Section 409A, no part of such payment, compensation or other benefit shall be paid to Employee prior to the earlier of (A) the day that is the first business day after the expiration of the six-month period measured from the date of Employee’s “separation from service”, and (B) the date of the Employee’s death; provided, that upon the earlier of such dates, all payments deferred pursuant to this Section 16(b) shall be paid to Employee in a lump sum, and any remaining payments, compensation or other benefits shall be paid as otherwise provided herein; (iii) the determination of whether Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of Employee’s separation from service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A of the Code, the Employee’s right to receive installment payments (including payment of the severance payment under clause (i) of the second sentence of Section 8(f)(1) and clause (i)(x) of the second sentence to Section 8(f)(2)) of any payment hereunder shall be treated as a right to receive a series of separate and distinct payments; (v) whenever a payment under this Agreement specifics a payment period with a reference to a number of days (e.g., “payment shall be made within thirty (30) days following the termination date”), the actual date of payment within the specified period shall be within the sole discretion of the Company, and if such payment can be made in one of two calendar years it shall be paid during such specified period but in the second calendar year; (vi) there shall be no offset or reduction against any payments, compensation or benefits under this Agreement if such offset or

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reduction would result in the imposition of additional taxes, interest or penalties under Section 409A on any payment, benefit or entitlement payable to Employee; and (vii) all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, (A) such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, (C) the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year and (D) reimbursements and in-kind benefits shall not be subject to liquidation or exchange for another benefit.

17.	WITHHOLDING

The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, and local withholding and other taxes that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

18.	EXCESS PARACHUTE PAYMENTS

If any payment, benefit, entitlement or distribution by the Company (or any of its subsidiaries or affiliates) or, by the person(s) or entity or entities effecting the change in control or change in ownership of a substantial portion of the assets of a corporation, to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, pursuant to or by reason of any other agreement, policy, plan, program, or arrangement, including without limitation any stock option, stock appreciation right, or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing) (a “Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code (or any successor provision thereto or any similar statute or code), and (iii) but for this sentence, be subject to excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are hereafter collectively referred to as the “Excise Tax”), then, in the event that the after-tax value of all Payments to Employee (such after-tax value to reflect the reduction for the Excise Tax and all federal, state, and local income, employment, and other taxes on such Payments) would, in the aggregate, be less than the after-tax value to Employee (reflecting a reduction for all such taxes in a like manner) of the amount that is 2.99 times Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code (the “Safe Harbor Amount”), (a) the cash portions of the Payments payable to Employee under this Agreement shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value (as defined below) of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount, and (b) if the reduction of the cash portions of the Payments, payable under this Agreement, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments payable to Employee under any other agreements, policies, plans, programs, or arrangements shall be reduced, in the

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reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount, and (c) if the reduction of all cash portions of the Payments, payable pursuant to this Agreement or otherwise, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount; provided that in all events any Payment which receives the favorable valuation under Q&A-24 (b) and (c) of Treas. Reg. §1-280G shall not be reduced before all Payments which do not receive such favorable valuation have been reduced. All calculations under this Section shall be determined by a national accounting firm selected by the Company (which may include the Company’s outside auditors). The Company shall pay all costs to obtain and provide such calculations to Employee and the Company and such calculations shall be provided to any Payment being paid to Employee. For purposes of this Agreement, the “Parachute Value” of a Payment shall mean the present value as of the date of the change in ownership or effective control, within the meaning of Section 280G of the Code, of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

19.	INDEMNIFICATION/D&O LIABILITY INSURANCE COVERAGE

On the Start Date, the Company agrees to enter into the indemnification agreement attached hereto as Exhibit C with Employee. Both during the Employment Period and thereafter, the Company agrees that Employee shall be covered under its directors’ and officers’ liability insurance policies on a basis no less favorable to Employee than any other senior executive of the Company is so covered until such time as suits and/or claims can no longer be brought against Employee as a matter of law.

20.	MISCELLANEOUS

This Agreement is not effective unless fully executed by the Chief Executive Officer of the Company and Employee. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Employee and the Chief Executive Officer (or Chief Legal Officer of the Company or by an authorized officer of the Company) and that expressly identifies the amended provision of this Agreement. This Agreement contains the entire agreement of the parties on the subject matters in this Agreement and supersedes any prior written or oral agreements or understandings between the parties. However, except with respect to the acceleration provisions in Section 8(f)(3) and the provisions of the Sign-On Equity Grant set forth in Section 3(d) and the provisions relating to the annual equity grants in Section 3(e), to the extent of any conflict in the terms of this Agreement and the Equity Plan, the Grant Agreement and any other grant agreement applicable to the annual equity grants to which the Employee is subject, the terms of the Equity Plan and related grant agreements control. This Agreement may be executed in counterparts, a counterpart transmitted via electronic means, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The failure of a party to require performance of any provision of this Agreement shall not affect the right of such party to later enforce any provision. A waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term or condition. The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof.

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If any provision of this Agreement shall, for any reason, be held unenforceable, such unenforceability shall not affect the remaining provisions hereof, except as specifically noted in this Agreement, or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The Company and Employee agree that the restrictions contained in Section 4, 5, and 6, are reasonable in scope and duration and are necessary to protect Confidential Information. If any restrictive covenant is held to be unenforceable because of the scope, duration or geographic area of such restrictive covenant, the parties agree that a court or arbitrator may reduce the scope, duration, or geographic area, and in its reduced form, such provision shall be enforceable. Should a court or arbitrator find that Employee violated the provisions of Sections 4, 5, and 6, then in addition to all other remedies available to Company, the duration of these covenants shall be extended for the period of time when Employee began such violation until Employee permanently ceases such violation.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable by a court or arbitrator under Section 14 above under present or future laws effective during the term of Employee’s employment under this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

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Upon full execution by the Company and Employee, this Agreement shall be effective on the date first written above.

EMPLOYEE:
/s/ Amar Maletira
Amar Maletira
COMPANY:
/s/ Holly Windham
Rackspace Technology, Inc.
By: Holly B. Windham
Its: EVP & Chief Legal and People Officer

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Exhibit A

Saankhya Labs, Bangalore, India

Exhibit B

Notice of Grant and Restricted Stock Unit Agreement

RACKSPACE TECHNOLOGY, INC.

2020 EQUITY INCENTIVE PLAN

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Unless otherwise defined herein, the terms defined in the 2020 Rackspace Technology, Inc.’s Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Notice of Grant of Restricted Stock Units (the “Notice of Grant”) and Restricted Stock Unit Agreement (the “Agreement”).

Participant:	Amar Maletira

Address:	[ADDRESS]
[ADDRESS]
[CITY, STATE]
[ZIPCODE]

Participant has been granted Restricted Stock Units over Common Stock of Rackspace Technology, Inc., subject to the terms and conditions of the Plan and this Agreement, as follows:

Grant Number:

Date of Grant1:

Number of Restricted Stock Units Granted2:

Vesting Schedule:

Subject to accelerated vesting as set forth below or in the Plan, the Restricted Stock Units will vest, in whole or in part, in accordance with the following schedule:

Vest Date	Percentage Vested	Shares Vesting
Six-month anniversary of the grant date	16.37%
1st anniversary of the Date of Grant	33.33%
2nd anniversary of the Date of Grant	25%
3rd anniversary of the Date of Grant	25%

[1]	To be the date Mr. Maletira commences employment.

[2]

To be determined by dividing $15,000,000 by the 60-day volume weighted average price of the RXT stock (or if there is not such 60-day average, the volume weighted average price from the initial public trading date to (and including) the Grant Date).

RACKSPACE TECHNOLOGY, INC.

2020 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of [●], 2020 (the “Grant Date”), by and among RACKSPACE TECHNOLOGY, INC., a Delaware corporation (the “Company”), and Amar Maletira (the “Participant”).

WHEREAS, the Company, acting through a Committee (as defined in the Company’s 2020 Equity Incentive Plan (the “Plan”)), has granted to the Participant, effective as of the date of this Agreement, Restricted Stock Units under the Plan to acquire a number of shares of Common Stock (as defined in the Plan) on the terms and subject to the conditions set forth in this Agreement and the Plan;

NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

Section 1. The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety (including, without limitation, the provisions of Article 8 and Article 12). In the event of a conflict between any provision of this Agreement and the Plan, the provisions of this Agreement shall control. A copy of the Plan may be obtained from the Company by the Participant upon request. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan. Notwithstanding Sections 10.5(b) and 12.2 of the Plan to the contrary, the Plan and this Agreement may not be amended (nor may this Agreement be terminated) in a manner which is material and adverse to the Participant unless such amendment or termination is required to comply with applicable law (including treasury regulations) or is consented to by the Participant in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 2. Vesting. Subject to the Participant’s continued employment or other service relationship with the Company or one of its Subsidiaries (such applicable entity, the “Employer”) through each applicable vesting date (except as otherwise provided in this Section 2), the Restricted Stock Units shall become non-forfeitable and shall vest on each of the “Vest Dates” set forth in the schedule below; provided, however, that the Restricted Stock Units shall immediately become non-forfeitable and vest upon a Change in Control.

Vest Date	Percentage Vested	Shares Vesting
Six-month anniversary of the Date of Grant	16.37%
1st anniversary of the Date of Grant	33.33%
2nd anniversary of the Date of Grant	25%
3rd anniversary of the Date of Grant	25%

Notwithstanding anything contained herein to the contrary, the Restricted Stock Units shall cease vesting as of the date of the Participant’s Termination of Service for any reason and no portion of the Restricted Stock Units that is not vested as of such time shall vest thereafter (i.e., that portion of the Restricted Stock Units that is not vested shall be forfeited immediately); provided, however, that the Restricted Stock Units shall immediately become non-forfeitable and vest upon the Participant’s Termination of Service if and to the extent provided by, and subject to any conditions of, Section 8(f)(3) of the Employment Agreement by and between Participant and the Company dated October __, 2020 (the “Employment Agreement”).

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Section 3. Delivery of Shares. As soon as practicable after the vesting date or other vesting event under this Agreement but in no event later than the seventieth (70th) calendar day following such vesting date, the Participant shall receive the number of Shares that correspond to the number of Restricted Stock Units that have become vested on the applicable vesting date. Notwithstanding the foregoing, in accordance with Section 8.3 of the Plan, the Committee, at its sole discretion, may settle the Restricted Stock Units in cash if necessary or appropriate for legal or administrative reasons based on laws in the Participant’s jurisdiction.

Section 4. Restriction on Transfer. The Restricted Stock Units may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Participant. The Restricted Stock Units shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock Units contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Restricted Stock Units, shall be null and void and without effect.

Section 5. Participant’s Employment or Other Service Relationship. Nothing in this Agreement nor the grant of the Restricted Stock Units shall confer upon the Participant any right to continue the Participant’s employment or other service relationship with the Company or, if different, the Employer or interfere in any way with the right of the Company or, if different, the Employer to terminate the Participant’s employment or other service relationship or to increase or decrease the Participant’s compensation at any time, subject at all times to the terms of the Employment Agreement. The grant of Restricted Stock Units is an exceptional, voluntary and one-time benefit and, as except as otherwise set forth in the Employment Agreement, does not create any contractual or other right to receive any other grant of other Awards (including Restricted Stock Units) under the Plan in the future, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past. The grant of the Restricted Stock Units does not form or amend part of the Participant’s entitlement to remuneration or benefits in terms of his employment or other service relationship with the Company or, if different, the Employer, if any, at any time.

Section 6. Termination. For the avoidance of doubt, subject to Section 2 above, the Restricted Stock Units shall cease vesting and shall be forfeited immediately as of the date of the Participant’s Termination of Service.

Section 7. Responsibility for Taxes.

(a) The Participant acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant or vesting of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such vesting; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. The Participant shall not make any claim against the Company, the Employer or any other Subsidiary, or their respective board, officers or employees related to Tax-Related Items arising from the Restricted Stock Units. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

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(b) Prior to the relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, to satisfy any applicable withholding obligations with regard to Tax-Related Items by withholding Shares to be issued upon vesting. Alternatively, if the Company determines in its sole discretion that withholding Shares is not feasible under applicable tax or securities laws or has materially adverse accounting consequences, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion and with no obligation to do so, to satisfy any applicable withholding obligations with regard to Tax-Related Items by one or a combination of the following:

(i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company, the Employer or any other Subsidiary;

(ii) withholding from proceeds of the sale of Shares acquired at vesting either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization) without further consent; and/or

(iii) any other methods approved by the Committee and permitted by applicable laws.

(c) Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount and will have no entitlement to the Share equivalent or, if not refunded, the Participant may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in Shares, the Participant is deemed, for tax purposes, to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items. Finally, the Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with his obligations in connection with the Tax-Related Items.

(d) Notwithstanding the foregoing, Participant may, at Participant’s option, satisfy, in whole or in part, any tax withholding obligations through a “net settlement” procedure by requiring that the Company (x) withhold Shares (that would otherwise be deliverable to Participant upon settlement of the Restricted Stock Units) with a fair market value equal to the amount of such tax withholding liability (up to the maximum permissible amount), and (y) remit such withholding taxes to the appropriate taxing authorities (with any fractional amount of such withholding paid by Participant in cash).

Section 8. Nature of Grant. In accepting the Restricted Stock Units, the Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan, except as otherwise expressly provided in this Agreement;

(b) all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company, except as otherwise expressly provided in the Employment Agreement;

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(c) the Participant is voluntarily participating in the Plan;

(d) the Restricted Stock Units and any Shares acquired upon vesting, and the income and value of same, are not intended to replace any pension rights or compensation;

(e) the Restricted Stock Units and any Shares acquired upon vesting, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;

(f) the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable, and cannot be predicted with certainty;

(g) if the Restricted Stock Units vest and the Participant acquires Shares, the value of such Stock may increase or decrease in value;

(h) unless otherwise agreed with the Company, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Subsidiary;

(i) except to the extent such forfeiture violates the Employment Agreement, no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from a Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or rendering services or the terms of the Participant’s employment or service agreement, if any);

(j) unless otherwise provided in the Plan, this Agreement or by the Company in its sole discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;

(k) neither the Company, the Employer nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Participant pursuant to the vesting of the Restricted Stock Units or the subsequent sale of any Shares acquired upon vesting; and

(m) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of the Shares. The Participant should consult with his personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.

Section 9. Data Privacy Consent.

The Company is located at 1 Fanatical Place, Windcrest, TX 78218, USA and grants employees of the Company and its other Subsidiaries and Affiliates, the opportunity to participate in the Plan, at the Company’s sole discretion. If the Participant would like to participate in the Plan, the Participant understands that he should review the following information about the Company’s data processing practices and declare his consent.

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(a) Data Collection and Usage. The Company collects, processes and uses the Participant’s personal data, including, but without limitation, name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), passport number, salary, citizenship, job title, any Shares of stock or directorships held in the Company, and details of all awards, canceled, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Participant’s Employer. If the Company offers the Participant the opportunity to participate in the Plan, then the Company will collect the Participant’s personal data for purposes of allocating stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Participant’s personal data would be the Participant’s consent.

(b) Stock Plan Administration Service Providers. The Company transfers participant data to E*Trade, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan, and if the Participant’s Restricted Stock Units vest, the Company transfers shareholder data to Computershare, an independent service provider based in the United States, which assists the Company with its stock administration. In the future, the Company may select different service provider(s) and share the Participant’s personal data with another company that serves in similar capacities. The Company’s service providers may open an account for the Participant. The Participant will be asked to agree on separate terms and data processing practices with the applicable service providers, which, as it relates to Plan administration service provider, is a condition to the Participant’s ability to participate in the Plan.

(c) International Data Transfers. The Company and its service providers are based in the United States. If the Participant is outside of the United States, the Participant should note that his country may have enacted data privacy laws that are different from the United States.

(d) Data Retention. The Company will use the Participant’s personal data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs the Participant’s personal data, the Company will remove it from it from its systems.

(e) Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation in the Plan and the Participant’s grant of consent is purely voluntary. The Participant may deny or withdraw his consent at any time. If the Participant does not consent, or if the Participant withdraws his consent, the Participant cannot participate in the Plan. This would not affect the Participant’s salary as an employee; the Participant would merely forfeit the opportunities associated with the Plan.

(f) Data Subject Rights. The Participant has a number of rights under data privacy laws in his country. Depending on where the Participant is based, his rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in the Participant’s country, and/or (vii) a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding the Participant’s rights or to exercise his rights, the Participant should please contact the Company at Attn: Stock Plan Administrator, 1 Fanatical Place, Windcrest, TX 78218, USA.

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(g) The Participant also understands that the Company may rely on a different legal basis for the processing or transfer of data in the future and/or request the Participant to provide another data privacy consent. If applicable and upon request of the Company, the Participant agrees to provide an executed acknowledgement or data privacy consent form to the Company or the Employer (or any other acknowledgements, agreements or consents) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that he will not be able to participate in the Plan if the Participant fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.

Section 10. Compliance with Law. Notwithstanding any other provisions of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon vesting of the Restricted Stock Units prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. local, state or federal securities or exchange control law or regulation or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any U.S. or non-U.S. state or other securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares and the inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary for the lawful issuance and sale of any Shares pursuant to the Restricted Stock Units shall relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained.

Section 11. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Section 12. Language. The Participant acknowledges that he is sufficiently proficient in English to understand the terms and conditions of this Agreement. Furthermore, if the Participant has received this Agreement, or any other document related to the Restricted Stock Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Section 13. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares purchased upon vesting of the Restricted Stock Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be reasonably necessary to accomplish the foregoing.

Section 14. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by an internationally recognized overnight courier, by email, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

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If to the Company, to it at its current executive offices and to:

1 Fanatical Place

City of Windcrest

San Antonio, Texas 78218

Attn: Stefanie Box, VP & Deputy General Counsel

Legalnotice@rackspace.com

If to the Participant, to him at the address set forth on the signature page hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of internationally recognized overnight courier, on the next business day after the date sent, (c) in the case of email, when transmitted via email (in each case, if no “system error” or other notice of non-delivery is generated) to the applicable party and its legal counsel set forth above, and (d) in the case of mailing by registered or certified mail, on the third business day following that on which the piece of mail containing such communication is posted.

Section 15. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

Section 16. Participant’s Undertaking. The Participant hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Agreement and the Plan.

Section 17. Modification of Rights. The rights of the Participant are subject to modification and termination in certain events as provided in this Agreement and the Plan (with respect to the Restricted Stock Units granted hereby). Notwithstanding the foregoing, the Participant’s rights under this Agreement and the Plan may not be materially impaired (other than an impairment that is or that would likely be the result of Company’s lawful compliance with the terms of the Employment Agreement) without the Participant’s written consent, which consent will not be unreasonably withheld, conditioned or delayed.

Section 18. Governing Law; Consent to Jurisdiction.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY SERVICE AGREEMENT, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED EXCLUSIVELY IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

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(b) Notwithstanding anything to the contrary contained in any service agreement (other than Sections 3(d), 3(e) and 8(f)(3) of the Employment Agreement which shall be governed by Section 14(B) of such agreement), each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New Castle County, in connection with any matter based upon or arising out of this Agreement or the actions of the parties hereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement in any court other than the courts of the State of Delaware, as described above. Each party to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which a party hereto is entitled pursuant to the final judgment of any court having jurisdiction.

Section 19. Insider Trading/Market Abuse Restrictions. Depending on the Participant’s country, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect the Participant’s ability to, directly or indirectly, acquire, sell or attempt to sell Shares or otherwise dispose of Shares or rights to Shares (e.g., the Restricted Stock Units) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions or the Participant’s country). The Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees (other than on a “need to know” basis); (ii) “tipping” third parties or causing them to otherwise buy or sell securities; and (iii) cancelling or amending orders the Participant placed before he possessed inside information. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring the Participant’s compliance with any applicable restrictions and is advised to speak with his personal legal advisor on this matter.

Section 20. Exchange Control, Tax And/Or Foreign Asset/Account Reporting. The Participant acknowledges that, depending on his country, the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash derived from his participation in the Plan, in, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. The applicable laws of the Participant’s country may require that the Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant acknowledges that he is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and is advised to consult his personal legal advisor on this matter.

Section 21. Section 409A. It is the intent of this Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

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Section 22. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

Section 23. Entire Agreement. This Agreement and the Plan (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

Section 24. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 25. Enforcement. In the event the Company or the Participant institutes litigation under Section 18 to enforce or protect its rights under this Agreement or the Plan, each party shall be solely responsible for all attorneys’ fees, out-of-pocket costs and disbursements it incurs relating to such litigation.

Section 26. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

Section 27. Required Acceptance. This Agreement is conditioned upon the Participant’s agreement to all terms of this Agreement. If the Participant does not agree (whether electronically or otherwise) to this Agreement within thirty (30) days from the Grant Date of the Restricted Stock Units, the Restricted Stock Units shall be terminable by the Company.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Agreement as of the date first written above.

RACKSPACE TECHNOLOGY, INC.

By:
	Name:	Holly B. Windham
	Title:	Executive Vice President

PARTICIPANT

AMAR MALETIRA

Residence Address:

Number of Restricted Stock Units

Granted:

Exhibit C

Indemnification Agreement

INDEMNIFICATION AGREEMENT1

by and between

RACKSPACE TECHNOLGY, INC.

and

AMAR MALETIRA

as Indemnitee

Dated as of                  2020

[1]	As approved by the Board of Directors of Rackspace Technology, Inc. on July 24, 2020.

i

INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT, dated effective as of ____ ___, 2020 (this “Agreement”), by and between Rackspace Technology, Inc., a Delaware corporation (the “Company”), and Amar Maletira (“Indemnitee”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Article 1.

WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company;

WHEREAS, in order to induce Indemnitee to provide or continue to provide services to the Company, the Company wishes to provide for the indemnification of, and advancement of expenses to, Indemnitee to the fullest extent permitted by law;

WHEREAS, the Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees, agents and fiduciaries to expensive litigation risks at the same time as the availability and scope of coverage of liability insurance provide increasing challenges for the Company;

WHEREAS, the Company’s Second Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”) requires indemnification of the officers and directors of the Company, and Indemnitee may also be entitled to indemnification pursuant to applicable provisions of the Delaware General Corporation Law (“DGCL”);

WHEREAS, the Certificate of Incorporation and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts providing for indemnification may be entered into between the Company and members of the board of directors of the Company (the “Board”), executive officers and other key employees of the Company;

WHEREAS, this Agreement is a supplement to and in furtherance of the Certificate of Incorporation and any resolutions adopted pursuant thereto and shall not be deemed a substitute therefor nor to diminish or abrogate any rights of Indemnitee thereunder (regardless of, among other things, any amendment to or revocation of governing documents or any change in the composition of the Board or any Corporate Transaction); and

WHEREAS, Indemnitee will serve or continue to serve as a director, officer or key employee of the Company for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his or her resignation or is otherwise terminated by the Company.

NOW, THEREFORE, in consideration of the promises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement:

1.1. “Affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended (as in effect on the date hereof).

1.2. “Agreement” shall have the meaning set forth in the preamble.

1.3. “Beneficial Owner” and “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 under the Exchange Act (as in effect on the date hereof).

1.4. “Board” shall have the meaning set forth in the recitals.

1.5. “Bylaws” shall mean the Company’s Second Amended and Restated Bylaws (as the same may be amended and/or restated from time to time).

1.6. “Certificate of Incorporation” shall have the meaning set forth in the recitals.

1.7. “Change in Control” shall mean, and shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(a) Acquisition of Stock by Third Party. Any Person other than a Permitted Holder is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding Voting Securities, unless (i) the change in the relative Beneficial Ownership of the Company’s securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors or (ii) such acquisition was approved in advance by the Continuing Directors and such acquisition would not constitute a Change in Control under part (c) of this definition;

(b) Change in Board of Directors. Individuals who, as of the date hereof, constitute the Board, and any new director whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (b) (collectively, the “Continuing Directors”), cease for any reason to constitute at least a majority of the members of the Board;

(c) Corporate Transactions. The effective date of a reorganization, merger or consolidation of the Company (in each case, a “Corporate Transaction”), unless following such Corporate Transaction: (i) all or substantially all of the individuals and entities who were the Beneficial Owners of Voting Securities of the Company immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the Company or other Person resulting from such Corporate Transaction (including, without limitation, a corporation or other Person that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership of Voting Securities immediately prior to such Corporate Transaction; (ii) no Person (excluding any corporation resulting from such Corporate Transaction or the Permitted Holders) is the Beneficial Owner, directly or indirectly, of 50% or more of the combined voting power of the then outstanding Voting Securities of the Company or other Person resulting from such Corporate Transaction, except to the extent that such ownership existed prior to such Corporate Transaction; and (iii) at least a majority of the board of directors of the Company or other Person resulting from such Corporate Transaction were Continuing Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

(d) Other Events. The approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company or the consummation of an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to a Person, at least 50% of the combined voting power of the Voting Securities of which are Beneficially Owned by (i) the stockholders of the Company immediately prior to such sale or (ii) the Permitted Holders.

1.8. “Company” shall have the meaning set forth in the preamble and shall also include, in addition to the resulting corporation or other entity, any constituent corporation (including, without limitation, any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that if Indemnitee is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, manager, managing member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation or other entity as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

1.9. “Continuing Directors” shall have the meaning set forth in Section 1.7(b).

1.10. “Corporate Status” shall describe the status as such of a person who is or was a director, officer, trustee, general partner, manager, managing member, fiduciary, employee or agent of the Company or of any other Enterprise which such person is or was serving at the request of the Company.

1.11. “Corporate Transaction” shall have the meaning set forth in Section 1.7(c).

1.12. “Delaware Court” shall mean the Court of Chancery of the State of Delaware.

1.13. “DGCL” shall have the meaning set forth in the recitals.

1.14. “Disinterested Director” shall mean a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

1.15. “Enterprise” shall mean the Company and any other corporation, constituent corporation (including, without limitation, any constituent of a constituent) absorbed in a consolidation or merger to which the Company (or any of its wholly owned Subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, trustee, general partner, manager, managing member, fiduciary, employee or agent.

1.16. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.17. “Expenses” shall include all reasonable and documented costs, expenses and fees, including, but not limited to, attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or negotiating for the settlement of, responding to or objecting to a request to provide discovery in, or otherwise participating in, any Proceeding. Expenses also shall include expenses incurred in connection with any appeal resulting from any Proceeding, including, without limitation, the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments, fines or penalties against Indemnitee.

1.18. “Indemnification Arrangements” shall have the meaning set forth in Section 15.2.

1.19. “Indemnitee” shall have the meaning set forth in the preamble.

1.20. “Indemnitee-Related Entities” shall mean any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any other Enterprise controlled by the Company or the insurer under and pursuant to an insurance policy of the Company or any such controlled Enterprise) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company or any other Enterprise controlled by the Company may also have an indemnification or advancement obligation.

1.21. “Independent Counsel” shall mean a law firm, or a person admitted to practice law in any state of the United States or the District of Columbia who is a member of a law firm, that is of outstanding reputation, experienced in matters of corporation law and neither is as of the date of selection of such firm, nor has been during the period of three years immediately preceding the date of selection of such firm, retained to represent: (a) the Company or Indemnitee in any material matter (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements); or (b) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto. For purposes of this definition, a “material matter” shall mean any matter for which billings exceeded or are expected to exceed $100,000.

1.22. “Permitted Holder” shall mean AP VIII Inception Holdings, L.P., Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P., Apollo Overseas Partners VIII, L.P., Apollo Management, L.P., Apollo Management GP, LLC, Apollo Management Holdings, L.P., Apollo Management Holdings GP, LLC, Leon Black, Joshua Harris, Marc Rowan and their respective Affiliates and Related Parties.

1.23. “Person” shall have the meaning set forth in Sections 13(d) and 14(d) of the Exchange Act (as in effect on the date hereof); provided, however, that the term “Person” shall exclude: (a) the Company; (b) any Subsidiaries of the Company; and (c) any employee benefit plan of the Company or a Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary of the Company or of a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

1.24. “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened, pending or completed proceeding, including, without limitation, any and all appeals, whether brought by or in the right of the Company or otherwise and whether of a civil (including, without limitation, intentional or unintentional tort claims), criminal, administrative or investigative nature, whether formal or informal, in which Indemnitee was, is, will or might be involved as a party or otherwise by reason of the fact that Indemnitee is or was a director or officer or key employee of the Company, by reason of any action taken by or omission by Indemnitee, or of any action or omission on Indemnitee’s part while acting as a director or officer or key employee of the Company, or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise; in each case whether or not acting or serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement or advancement of expenses can be provided under this Agreement or Section 145 of the DGCL; including any proceeding pending on or before the date of this Agreement but excluding any proceeding initiated by Indemnitee to enforce Indemnitee’s rights under this Agreement or Section 145 of the DGCL.

1.25. “Related Party” shall mean, with respect to any Person, (a) any controlling stockholder, controlling member, general partner, Subsidiary, spouse or immediate family member (in the case of an individual) of such Person, (b) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or owners of which consist solely of one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (a), or (c) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (b), acting solely in such capacity.

1.26. “Section 409A” shall have the meaning set forth in Section 17.2.

1.27. “Subsidiary” with respect to any Person, shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

1.28. “Voting Securities” shall mean any securities of the Company (or a surviving entity as described in the definition of a “Change in Control”) that vote generally in the election of directors (or similar body).

1.29. References to “fines” shall include any excise tax or penalty assessed on Indemnitee with respect to any employee benefit plan; references to “other enterprise” shall include employee benefit plans; references to “serving at the request of the Company” shall include, without limitation, any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

1.30. The phrase “to the fullest extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law” shall include, but not be limited to: (a) to the fullest extent authorized or permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL and (b) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.

ARTICLE 2

INDEMNITY IN THIRD-PARTY PROCEEDINGS

Subject to Article 8, the Company shall indemnify, hold harmless and exonerate Indemnitee in accordance with the provisions of this Article 2 if Indemnitee is, was or is threatened to be made a party to or a participant (as a witness or otherwise) in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Subject to Article 8, to the fullest extent not prohibited by applicable law, Indemnitee shall be indemnified against all Expenses, judgments, fines, penalties and, subject to Section 10.3, amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, had no reasonable cause to believe that such conduct was unlawful. No indemnification for Expenses shall be made under this Article 2 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged (and not subject to further appeal) by a court of competent jurisdiction to be liable to the Company, except to the extent that the Delaware Court or any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.

ARTICLE 3

INDEMNITY IN PROCEEDINGS BY OR IN THE RIGHT OF THE COMPANY

Subject to Article 8, the Company shall indemnify, hold harmless and exonerate Indemnitee in accordance with the provisions of this Article 3 if Indemnitee is, was or is threatened to be made a party to or a participant (as a witness or otherwise) in any Proceeding by or in the right of the Company to procure a judgment in its favor. Subject to Article 8, to the fullest extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law, Indemnitee shall be indemnified, held harmless and exonerated against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Article 3 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged (and not subject to further appeal) by a court of competent jurisdiction to be liable to the Company, except to the extent that the Delaware Court or any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.

ARTICLE 4

INDEMNIFICATION FOR EXPENSES OF A PARTY WHO IS WHOLLY OR PARTLY SUCCESSFUL

Notwithstanding any other provisions of this Agreement, to the extent that Indemnitee is a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Company shall indemnify, hold harmless and exonerate Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith. For the avoidance of doubt, if Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, then the Company shall indemnify, hold harmless and exonerate Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each resolved claim, issue or matter, whether or not Indemnitee was wholly or partly successful; provided that Indemnitee shall only be entitled to indemnification for Expenses with respect to unsuccessful claims under this Article 4 to the extent Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, had no reasonable cause to believe that such conduct was unlawful. For purposes of this Article 4 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, or by settlement, shall be deemed to be a successful result as to such claim, issue or matter.

ARTICLE 5

INDEMNIFICATION FOR EXPENSES OF A WITNESS

Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified, held harmless and exonerated against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

ARTICLE 6

ADDITIONAL INDEMNIFICATION, HOLD HARMLESS AND EXONERATION RIGHTS

In addition to and notwithstanding any limitations in Articles 2, 3 or 4, but subject to Article 8, the Company shall indemnify, hold harmless and exonerate Indemnitee to the fullest extent not prohibited by (and not merely to the extent affirmatively permitted by) law if Indemnitee is, was or is threatened to be made a party to or a participant in, any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, fines, penalties and, subject to Section 10.3, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with the Proceeding. No indemnity shall be available under this Article 6 on account of Indemnitee’s conduct that constitutes a breach of Indemnitee’s duty of loyalty to the Company or its stockholders or is an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law.

ARTICLE 7

CONTRIBUTION IN THE EVENT OF JOINT LIABILITY

7.1. To the fullest extent not prohibited by (and not merely to the extent affirmatively permitted by) law, if the indemnification rights provided for in this Agreement are unavailable to Indemnitee in whole or in part for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall pay, in the first instance, the entire amount incurred by Indemnitee, whether for judgments, liabilities, fines, penalties, amounts paid or to be paid in settlement and/or for Expenses, in connection with any Proceeding without requiring Indemnitee to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have at any time against Indemnitee.

7.2. The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

7.3. The Company hereby agrees to fully indemnify, hold harmless and exonerate Indemnitee from any claims for contribution which may be brought by officers, directors or employees of the Company (other than Indemnitee) who may be jointly liable with Indemnitee.

ARTICLE 8

EXCLUSIONS

8.1. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity, contribution or advancement of Expenses in connection with any claim made against Indemnitee:

(a) except as provided in Section 15.4, for which payment has actually been made to or on behalf of Indemnitee under any insurance policy of the Company or its Subsidiaries or other indemnity provision of the Company or its Subsidiaries, except with respect to any excess beyond the amount paid under any insurance policy, contract, agreement, other indemnity provision or otherwise; or

(b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act (or any similar successor statute) or similar provisions of state statutory law or common law; or

(c) in connection with any Proceeding (or any part of any Proceeding) initiated or brought voluntarily by Indemnitee, including, without limitation, any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, managers, managing members, employees or other indemnitees, other than a Proceeding initiated by Indemnitee to enforce its rights under this Agreement, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) or (ii) the Company provides the indemnification payment, in its sole discretion, pursuant to the powers vested in the Company under applicable law; or

(d) for the payment of amounts required to be reimbursed to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as amended, or any similar successor statute; or

(e) for any payment to Indemnitee that is determined to be unlawful by a final judgment or other adjudication of a court or arbitration, arbitral or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing and under the procedures and subject to the presumptions of this Agreement; or

(f) in connection with any Proceeding initiated by Indemnitee to enforce its rights under this Agreement if a court or arbitration, arbitral or administrative body of competent jurisdiction determines by final judicial decision that each of the material assertions made by Indemnitee in such Proceeding was not made in good faith or was frivolous.

The exclusions in this Article 8 shall not apply to counterclaims or affirmative defenses asserted by Indemnitee in an action brought against Indemnitee.

ARTICLE 9

ADVANCES OF EXPENSES; SELECTION OF LAW FIRM

9.1. Subject to Article 8, the Company shall, unless prohibited by applicable law, advance the Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding within ten business days after the receipt by the Company of a statement or statements requesting such advances, together with a reasonably detailed written explanation of the basis therefor and an itemization of legal fees and disbursements in reasonable detail, from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Indemnitee shall qualify for advances, to the fullest extent permitted by this Agreement, solely upon the execution and delivery to the Company of an undertaking providing that Indemnitee undertakes to repay the advance to the extent that it is ultimately determined, by final judicial decision of a court or arbitration, arbitral or administrative body of competent jurisdiction from which there is no further right to appeal, that Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement or pursuant to applicable law. This Section 9.1 shall not apply to any claim made by Indemnitee for which an indemnification payment is excluded pursuant to Article 8.

9.2. If the Company shall be obligated under Section 9.1 hereof to pay the Expenses of any Proceeding against Indemnitee, then the Company shall be entitled to assume the defense of such Proceeding upon the delivery to Indemnitee of written notice of its election to do so. If the Company elects to assume the defense of such Proceeding, then unless the plaintiff or plaintiffs in such Proceeding include one or more Persons holding, together with his, her or its Affiliates, in the aggregate, a majority of the combined voting power of the Company’s then outstanding Voting Securities, the Company shall assume such defense using a single law firm (in addition to local counsel) selected by the Company representing Indemnitee and other present and former directors or officers of the Company. The retention of such law firm by the Company shall be subject to prior written approval by Indemnitee, which approval shall not be unreasonably withheld, delayed or conditioned. If the Company elects to assume the defense of such Proceeding and the plaintiff or plaintiffs in such Proceeding include one or more Persons holding, together with his, her or its Affiliates, in the aggregate, a majority of the combined voting power of the Company’s then outstanding Voting Securities, then the Company shall assume such defense using a single law firm (in addition to local counsel) selected by Indemnitee and any other present or former directors or officers of the Company who are parties to such Proceeding. After (x) in the case of retention of any such law firm selected by the Company, delivery of the required notice to Indemnitee, approval of such law firm by Indemnitee and the retention of such law firm by the Company, or (y) in the case of retention of any such law firm selected by Indemnitee, the completion of such retention, the Company will not be liable to Indemnitee under this Agreement for any Expenses of any other law firm incurred by Indemnitee after the date that such first law firm is retained by the Company with respect to the same Proceeding; provided, that in the case of retention of any such law firm selected by the Company (a) Indemnitee shall have the right to retain a separate law firm in any such Proceeding at Indemnitee’s sole expense; and (b) if (i) the retention of a law firm by Indemnitee has been previously authorized by the Company in writing, (ii) Indemnitee shall have reasonably concluded that (1) there may be a conflict of interest between either (x) the Company and Indemnitee or (y) Indemnitee and another present or former director or officer of the Company also represented by such law firm in the conduct of any such defense, or (2) there may be defenses available to Indemnitee that are incompatible or inconsistent with those available to the Company or another present or former director represented by such law firm in the conduct of such defense, or (iii) the Company shall not, in fact, have retained a law firm to prosecute the defense of such Proceeding within thirty days, then the reasonable Expenses of a single law firm retained by Indemnitee shall be at the expense of the Company. Notwithstanding anything else to the contrary in this Section 9.2, the Company will not be entitled without the written consent of the Indemnitee to assume the defense of any Proceeding brought by or in the right of the Company.

ARTICLE 10

PROCEDURE FOR NOTIFICATION; DEFENSE OF CLAIM; SETTLEMENT

10.1. Indemnitee shall, as a condition precedent to Indemnitee’s right to be indemnified under this Agreement, give the Company notice in writing promptly of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement; provided, however, that a delay in giving such notice shall not deprive Indemnitee of any right to be indemnified under this Agreement unless, and then only to the extent that, such delay is materially prejudicial to the defense of such claim. The omission or delay to notify the Company will not relieve the Company from any liability for indemnification which it may have to Indemnitee otherwise than under this Agreement. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

10.2. The Company will be entitled to participate in the Proceeding at its own expense.

10.3. The Company shall have no obligation to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any claim effected without the Company’s prior written consent, provided the Company has not breached its obligations hereunder. The Company shall not settle any claim, including, without limitation, any claim in which it takes the position that Indemnitee is not entitled to indemnification in connection with such settlement, nor shall the Company settle any claim which would impose any fine or obligation on Indemnitee or attribute to Indemnitee any admission of liability, without Indemnitee’s prior written consent. Neither the Company nor Indemnitee shall unreasonably withhold, delay or condition their consent to any proposed settlement.

ARTICLE 11

PROCEDURE UPON APPLICATION FOR INDEMNIFICATION

11.1. Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 10.1, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case: (a) by a majority of the Company’s stockholders, (b) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; or (c) if a Change in Control shall not have occurred, (i) by a majority vote of the Disinterested Directors (provided there is a minimum of three Disinterested Directors), even though less than a quorum of the Board, (ii) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors (provided there is a minimum of three Disinterested Directors), even though less than a quorum of the Board, or (iii) if there are less than three Disinterested Directors or, if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee, and, if it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten business days after such determination and any future amounts due to Indemnitee shall be paid in accordance with this Agreement. Indemnitee shall cooperate with the Persons making such determination with respect to Indemnitee’s entitlement to indemnification, including, without limitation, providing to such Persons upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination, provided, that nothing contained in this Agreement shall require Indemnitee to waive any privilege Indemnitee may have. Any costs or Expenses (including, without limitation, reasonable and documented attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the Persons making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification), and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

11.2. If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 11.1 hereof, the Independent Counsel shall be selected as provided in this Section 11.2. If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board, and the Company shall give written notice to Indemnitee advising Indemnitee of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within thirty days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Article 1 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court or arbitration, arbitral or administrative body has determined that such objection is without merit. If, within thirty days after submission by Indemnitee of a written request for indemnification pursuant to Section 10.1 hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may seek arbitration for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the arbitrator or by such other person as the arbitrator shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 11.1 hereof. Such arbitration referred to in the previous sentence shall be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association, and Article 13 hereof shall apply in respect of such arbitration and the Company and Indemnitee. Upon the due commencement of any arbitration pursuant to Section 13.1 of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

ARTICLE 12

PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS

12.1. In making a determination with respect to entitlement to indemnification hereunder, the Person making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 10.1 of this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. Neither the failure of the Company (including by its Board, its Independent Counsel and its stockholders) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification or advancement of expenses is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its Board, its Independent Counsel and its stockholders) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

12.2. If the Person empowered or selected under Article 11 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (a) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (b) a final judicial determination that any or all such indemnification is expressly prohibited under applicable law; provided, however, that such sixty-day period may be extended for a reasonable time, not to exceed an additional thirty days, if the Person making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto, provided further that, if final selection of Independent Counsel has not occurred within thirty days after receipt by the Company of the request for indemnification, such sixty-day period may be after the final selection of Independent Counsel pursuant to Section 11.2.

12.3. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement (with or without court approval), conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

12.4. For purposes of any determination of good faith pursuant to this Agreement, Indemnitee shall be deemed to have acted in good faith if, among other things, Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the directors or officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise, its board of directors, any committee of the board of directors or any director, or on information or records given or reports made to the Enterprise, its board of directors, any committee of the board of directors or any director, by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise, its board of directors, any committee of the board of directors or any director. The provisions of this Section 12.4 shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed or found to have met the applicable standard of conduct set forth in this Agreement. In any event, it shall be presumed that Indemnitee has at all times acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

12.5. The knowledge and/or actions, or failure to act, of any other director, officer, trustee, partner, managing member, fiduciary, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

12.6. The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

ARTICLE 13

REMEDIES OF INDEMNITEE

13.1. In the event that (a) a determination is made pursuant to Article 11 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (b) advancement of Expenses, to the fullest extent permitted by applicable law, is not timely made pursuant to Article 9 of this Agreement, (c) no determination of entitlement to indemnification shall have been made pursuant to Section 11.1 of this Agreement within thirty days after receipt by the Company of the request for indemnification and of reasonable documentation and information which Indemnitee may be called upon to provide pursuant to Section 11.1, (d) payment of indemnification is not made pursuant to Articles 4, 5, 6 or the last sentence of Section 11.1 of this Agreement within ten business days after receipt by the Company of a written request therefor, (e) a contribution payment is not made in a timely manner pursuant to Article 7 of this Agreement, (f) payment of indemnification pursuant to Article 3 or 6 of this Agreement is not made within thirty days after a determination has been made that Indemnitee is entitled to indemnification or (g) the Company or any representative thereof takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or Proceeding designed to deny, or to recover from, Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, Indemnitee may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Except as set forth herein, the provisions of Delaware law (without regard to its conflict of laws rules) shall apply to any such arbitration. The Company shall not oppose Indemnitee’s right to seek any such award in arbitration. The award rendered by such arbitration will be final and binding upon the parties hereto, and final judgment on the arbitration award may be entered in any court of competent jurisdiction.

13.2. In the event that a determination shall have been made pursuant to Section 11.1 of this Agreement that Indemnitee is not entitled to indemnification, any arbitration commenced pursuant to this Article 13 shall be conducted in all respects as an arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any arbitration commenced pursuant to this Article 13, Indemnitee shall be presumed to be entitled to receive advances of Expenses under this Agreement and the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be, and the Company may not refer to or introduce into evidence any determination pursuant to Section 11.1 of this Agreement adverse to Indemnitee for any purpose. If Indemnitee commences an arbitration pursuant to this Article 13, Indemnitee shall not be required to reimburse the Company for any advances pursuant to Article 9 until a final determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal shall have been exhausted or lapsed).

13.3. If a determination shall have been made pursuant to Section 11.1 of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any arbitration commenced pursuant to this Article 13, absent (a) a misstatement by Indemnitee of a material fact or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification or (b) a prohibition of such indemnification under applicable law.

13.4. The Company shall be precluded from asserting in any arbitration commenced pursuant to this Article 13 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate before any such arbitrator that the Company is bound by all the provisions of this Agreement.

13.5. The Company shall indemnify and hold harmless Indemnitee to the fullest extent permitted by law against all Expenses and, if requested by Indemnitee, shall (within ten business days after the Company’s receipt of such written request) pay to Indemnitee, to the fullest extent permitted by applicable law, such Expenses which are incurred by Indemnitee in connection with any arbitration brought by Indemnitee (a) to enforce his or her rights under, or to recover damages for breach of, this Agreement or any other indemnification, advancement or contribution agreement or provision of the Certificate of Incorporation, or the Bylaws now or hereafter in effect; or (b) for recovery or advances under any insurance policy maintained by any person for the benefit of Indemnitee, regardless of the outcome and whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement, contribution or insurance recovery, as the case may be (unless such arbitration was not brought by Indemnitee in good faith).

13.6. Interest shall be paid by the Company to Indemnitee at the legal rate under Delaware law for amounts which the Company indemnifies, or is obliged to indemnify, for the period commencing with the date on which Indemnitee requests indemnification, contribution, reimbursement or advancement of any Expenses and ending with the date on which such payment is made to Indemnitee by the Company.

ARTICLE 14

SECURITY

Notwithstanding anything herein to the contrary, to the extent requested by Indemnitee and approved by the Board, the Company may, as permitted by applicable securities laws, at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of Indemnitee.

ARTICLE 15

NON-EXCLUSIVITY; SURVIVAL OF RIGHTS; INSURANCE; PRIMACY OF INDEMNIFICATION; SUBROGATION

15.1. The rights of Indemnitee as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the

Certificate of Incorporation, the Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. To the extent that a change in applicable law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Certificate of Incorporation, the Bylaws or this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

15.2. The DGCL and the Certificate of Incorporation permit the Company to purchase and maintain insurance or furnish similar protection or make other arrangements, including, but not limited to, providing a trust fund, letter of credit or surety bond (“Indemnification Arrangements”) on behalf of Indemnitee against any liability asserted against Indemnitee or incurred by or on behalf of Indemnitee or in such capacity as a director, officer, employee or agent of the Company, or arising out of his or her status as such, whether or not the Company would have the power to indemnify Indemnitee against such liability under the provisions of this Agreement or under the DGCL, as it may then be in effect. The purchase, establishment and maintenance of any such Indemnification Arrangement shall not in any way limit or affect the rights and obligations of the Company or of Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and Indemnitee shall not in any way limit or affect the rights and obligations of the Company or the other party or parties thereto under any such Indemnification Arrangement.

15.3. To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, trustees, partners, managers, managing members, fiduciaries, employees or agents of the Company or of any other Enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, trustee, partner, manager, managing member, fiduciary, employee or agent under such policy or policies. If, at the time the Company receives notice from any source of a Proceeding as to which Indemnitee is a party or a participant (as a witness or otherwise), the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies and Indemnitee shall promptly cooperate with any request by the Company or insurers in connection with such action.

15.4. The Company hereby acknowledges that Indemnitee has certain rights to indemnification, advancement of Expenses and/or insurance provided by the Indemnitee-Related Entities. The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Indemnitee-Related Entities to advance Expenses or to provide indemnification for the same Expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of Expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law and as required by the terms of this Agreement and the Certificate of Incorporation or the Bylaws (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Indemnitee-Related Entities and (iii) that it irrevocably waives, relinquishes and releases the Indemnitee-Related Entities from any and all claims against the Indemnitee-Related Entities for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Indemnitee-Related Entities on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall reduce or otherwise alter the rights of Indemnitee or the obligations of the Company hereunder. Under no circumstance shall the Company be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities. In the event that any of the Indemnitee-Related Entities shall make any advancement or payment on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company, the Indemnitee-Related Entity making such payment shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company, and Indemnitee shall execute all papers reasonably required and take all action reasonably necessary to secure such rights, including, without limitation, execution of such documents as are necessary to enable the Indemnitee-Related Entities to bring suit to enforce such rights. The Company and Indemnitee agree that the Indemnitee-Related Entities are express third party beneficiaries of the terms of this Section 15.4, entitled to enforce this Section 15.4 as though each of the Indemnitee-Related Entities were a party to this Agreement.

15.5. Except as provided in Section 15.4, in the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (other than against the Indemnitee-Related Entities), who shall execute all papers reasonably required and take all action reasonably necessary to secure such rights, including, without limitation, execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

15.6. Except as provided in Section 15.4, the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

15.7. Except as provided in Section 15.4, the Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification payments or advancement of Expenses from such Enterprise. Notwithstanding any other provision of this Agreement to the contrary, (a) Indemnitee shall have no obligation to reduce, offset, allocate, pursue or apportion any indemnification advancement, contribution or insurance coverage among multiple parties possessing such duties to Indemnitee prior to the Company’s satisfaction and performance of all its obligations under this Agreement, and (b) the Company shall perform fully its obligations under this Agreement without regard to whether Indemnitee holds, may pursue or has pursued any indemnification, advancement, contribution or insurance coverage rights against any person or entity other than the Company.

ARTICLE 16

ENFORCEMENT AND BINDING EFFECT

16.1. The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve or continue to serve as a director, officer or key employee of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve as a director, officer or key employee of the Company.

16.2. This Agreement shall be effective as of the date set forth on the first page and may apply to acts or omissions of Indemnitee which occurred prior to such date if Indemnitee was an officer, director, employee or other agent of the Company, or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, at the time such act or omission occurred.

16.3. The Company and Indemnitee agree herein that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult to prove, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking, among other things, injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which he may be entitled. The Company and Indemnitee further agree that Indemnitee shall be entitled to such specific performance and injunctive relief, including, without limitation, temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by the Court, and the Company hereby waives any such requirement of such a bond or undertaking.

ARTICLE 17

MISCELLANEOUS

17.1. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee’s assigns, heirs, executors and administrators. The Company shall require and cause any successor (whether direct or indirect successor by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance reasonably satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

17.2. Section 409A. It is intended that any indemnification payment or advancement of Expenses made hereunder shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”) pursuant to Treasury Regulation Section 1.409A-1(b)(10). Notwithstanding the foregoing, if any indemnification payment or advancement of Expenses made hereunder shall be determined to be “nonqualified deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification payment or advancement of Expenses during one taxable year shall not affect the amount of the indemnification payments or advancement of Expenses during any other taxable year, (ii) the indemnification payments or advancement of Expenses must be made on or before the last day of the Indemnitee’s taxable year following the year in which the expense was incurred and (iii) the right to indemnification payments or advancement of Expenses hereunder is not subject to liquidation or exchange for another benefit.

17.3. Severability. In the event that any provision of this Agreement is determined by a court to require the Company to do or to fail to do an act which is in violation of applicable law, such provision (including, without limitation, any provision within a single Article, Section, paragraph or sentence) shall be limited or modified in its application to the minimum extent necessary to avoid a violation of law, and, as so limited or modified, such provision and the balance of this Agreement shall be enforceable in accordance with their terms to the fullest extent permitted by law.

17.4. Entire Agreement. Without limiting any of the rights of Indemnitee under the Certificate of Incorporation or Bylaws, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

17.5. Modification, Waiver and Termination. No supplement, modification, termination, cancellation or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Corporate Status prior to such amendment, alteration or repeal. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

17.6. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or (b) mailed by certified or registered mail with postage prepaid on the third business day after the date on which it is so mailed:

(i) If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide in writing to the Company.

(ii) If to the Company, to:

Rackspace Technology, Inc. One Fanatical Place

City of Windcrest

San Antonio, Texas. 78218

Attn: Holly Windham, EVP, Chief Legal & People Officer and Corporate Secretary

or to any other address as may have been furnished to Indemnitee in writing by the Company.

17.7. Applicable Law. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. If, notwithstanding the foregoing sentence, a court of competent jurisdiction shall make a final determination that the provisions of the law of any state other than Delaware govern indemnification by the Company of Indemnitee, then the indemnification provided under this Agreement shall in all instances be enforceable to the fullest extent permitted under such law, notwithstanding any provision of this Agreement to the contrary.

17.8. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

17.9. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

17.10. Representation by Counsel. Each of the parties has been represented by and has had an opportunity to consult legal counsel in connection with the negotiation and execution of this Agreement. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or arbitrator or any governmental authority by reason of such party having drafted or being deemed to have drafted such provision.

17.11. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company, the Indemnitee, or Indemnitee’s spouse, heirs, executors or personal or legal representatives against the Company, Indemnitee, or Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company, the Indemnitee, or Indemnitee’s spouse, heirs, executors or personal or legal representatives, shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

17.12. Additional Acts. If for the validation of any of the provisions in this Agreement any act, resolution, approval or other procedure is required, the Company undertakes to cause such act, resolution, approval or other procedure to be affected or adopted in a manner that will enable the Company to fulfill its obligations under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.

COMPANY:

RACKSPACE TECHNOLOGY, INC.

By:
Holly B. Windham
EVP, Chief Legal & People Officer and Corporate Secretary

INDEMNITEE:

By:
Name:	AMAR MALETIRA

Address:

[Signature Page to Indemnification Agreement]